INTERIM INVESTMENT ADVISORY AGREEMENT

INTERIM INVESTMENT ADVISORY AGREEMENT (“Agreement”) made as of this 28th day of February, 2014 by and between Two Roads Shared Trust, a Delaware statutory trust (the “Trust”), and Anfield Capital Management, LLC (the “Adviser”).

1.

The Trust is an open-end investment company which has separate investment portfolios. This Agreement shall pertain to the ANFIELD UNIVERSAL FIXED INCOME FUND (the “Fund”). The Trust engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and restrictions applicable to the Fund as specified in the Trust’s registration statement, as amended from time to time (the “Registration Statement”) under the Investment Company Act of 1940 (the “1940 Act”) and the Securities Act of 1933 (the “1933 Act”). Copies of the Registration Statement have been furnished to the Adviser. Any amendments to those documents shall be furnished to the Adviser promptly. Pursuant to a Distribution Contract (the “Distribution Contract”), between the Trust and the Trust’s principal underwriter (the “Distributor”), the Trust has employed the Distributor to serve as principal underwriter for the shares of beneficial interest of the Trust.

2.

The Trust hereby appoints the Adviser to provide the investment advisory services specified in this Agreement and the Adviser hereby accepts such appointment.

3.

(a) The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. The Adviser may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve the Adviser of any of its obligations hereunder, nor shall the Trust be responsible for any additional fees or expenses hereunder as a result.

(b) The Trust shall be responsible for all of its expenses and liabilities, including compensation of its Trustees who are not affiliated with the Adviser, the Distributor or any of their affiliates; taxes and governmental fees; interest charges; fees and expenses of the Trust’s independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Trust), transfer agent, registrar and dividend disbursing agent of the Trust; expenses of issuing, redeeming, registering and qualifying for sale shares of beneficial interest in the Trust; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses. Notwithstanding the foregoing, the Trust may enter into a separate agreement, which shall be controlling over this Agreement, as amended, pursuant to which some or all of the foregoing expenses of this Section 3(b) shall be the responsibility of the other party or parties to that agreement.

4.

(a) Subject to the supervision of the Trustees of the Trust, the Adviser will: (a) provide a program of continuous investment management for the Fund with regard to the Fund’s investment of its assets (the “Portfolio”) in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s Prospectus and statement of additional information included as part of the Registration Statement filed with the Securities and Exchange Commission (the “SEC”), as they may be amended from time to time, copies of which shall be provided to the Adviser by the Trust; (b) make investment decisions for the Fund, including, but not limited to, the selection and management of investment sub-advisers for the Fund, in which case any of the duties of the Adviser set forth herein may be delegated to such investment sub- advisers subject to approval by the Trust’s board of trustees (“Board of Trustees”); (c) if investment sub-advisers are appointed with respect to the Fund, monitor and evaluate the performance of the investment sub-advisers under their respective sub-advisory agreements in light of the investment objectives and policies of the Fund, and render to the Trustees such periodic and special reports related to such performance monitoring as the Trustees may reasonably request, and analyze and recommend changes in investment sub-advisers as the Adviser may deem appropriate; (d) place orders to purchase and sell investments for the Fund; and (e) provide office space, secretarial and clerical services and wire and telephone services necessary to provide the investment advisory duties set forth in this Section 4.

In performing its investment management services to the Fund under the terms of this Agreement, the Adviser will provide the Fund with ongoing investment guidance and policy direction.

The Adviser further agrees that, in performing its duties hereunder, it will:

(a)

comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Board of Trustees;

(b)

use reasonable efforts to manage the Portfolio so that the Fund will qualify, and continue to qualify, as regulated investment companies under Subchapter M of the Code and regulations issued thereunder;

(c)

place orders pursuant to its investment determinations for the Fund in accordance with applicable policies expressed in the Fund’s Registration Statement, established through written guidelines determined by the Trust and provided to the Adviser, and in accordance with applicable legal requirements;

(d)

furnish to the Trust whatever statistical information the Trust may reasonably request with respect to the Fund. In addition, the Adviser will keep the Trust and the Trustees informed of developments materially affecting the Fund and shall, on the Adviser’s own initiative, furnish to the Trust from time to time whatever information the Adviser believes appropriate for this purpose;

(e)

make available to the Trust, promptly upon its request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Trust in its compliance with applicable laws and regulations. The Adviser will furnish the Trustees with such periodic and special reports regarding the Fund as they may reasonably request;

(f)

meet quarterly with the Trust’s Board of Trustees to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Trust;

(g)

immediately notify the Trust in the event that the Adviser or any of its affiliates:

(1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Adviser further agrees to notify the Trust immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

(h)

in making investment decisions for the Fund, use no material non-public information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information; and

(i)

comply with any procedures adopted by the Trust, including the Trust’s policy on the disclosure of portfolio holdings of the Fund (the “Portfolio Holdings Disclosure Policy”), as provided in writing to the Adviser and as may be amended from time to time. Compliance with the Portfolio Holdings Disclosure Policy includes the requirement that information disclosed to third parties, whether on an ongoing or ad hoc basis, is disclosed subject to conditions designed to protect the confidentiality of such information.

1.

The Adviser shall give the Trust the benefit of the Adviser’s best judgment and efforts in rendering services under this Agreement. The Adviser may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Adviser’s undertaking to render services under this Agreement, the Trust agrees that neither the Adviser nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Adviser’s duties, or by reason of reckless disregard of the Adviser’s obligations and duties under this Agreement. This provision shall govern only the liability to the Trust of the Adviser and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Trust or the Adviser or provide a defense for any other person including persons that provide services for the Fund as described in this Agreement.

2.

In consideration of the services to be rendered by the Adviser under this Agreement, the Fund shall pay the Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund, during the preceding month, at the annual rates provided for in Exhibit A, as such Exhibit A may be amended from time to time.

The fee to be received by the Adviser under this Agreement will be no greater than the fee received by the Adviser under the Prior Advisory Agreement. The fee earned under this Agreement will be computed daily and held in an interest-bearing escrow account with the Trust's custodian or a bank.  If a majority of each Fund's outstanding voting securities approve a long-term advisory agreement with the Adviser by the end of the duration of this Agreement, the amount in the escrow account, including interest earned, will be paid to the Adviser.  If a majority of a Fund's outstanding voting securities do not approve a long-term advisory agreement with the Adviser, the Adviser will be paid with respect to such Fund, out of the escrow account, the lesser of:  any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow); or the total amount in the escrow account (plus interest earned).

If this Agreement is terminated prior to the end of any calendar month, the fee, subject to the escrow provisions of this Section, shall be pro-rated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination. For purposes of calculating the monthly fees, the value of the net assets of the Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day a Fund is open for business or as otherwise provided in the Trust’s Prospectus.

3.

(a) This Agreement shall become effective with respect to the Fund immediately upon termination of the Prior Advisory Agreement (the “Effective Date”) and shall continue in effect until a date no later than 150 days from the Effective Date.

(b) This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by a vote of a majority of the Trust’s entire Board of Trustees on not more than 10 calendar days’ written notice to the Adviser.

4.

Except to the extent necessary to perform the Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

5.

The investment management services of the Adviser to the Trust under this Agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

6.

It is understood that the names “Anfield Capital Management, LLC” or “Anfield” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by the Adviser or its affiliates are the valuable property of the Adviser and its affiliates, and that the Trust and/or the Fund may use such names (or derivatives or logos) only as permitted by the Adviser.

7.

Notices of any kind to be given to the Adviser by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at 4695 MacArthur Court, Suite 430, Newport Beach, CA 92660, or to such other address or to such individual as shall be specified by the Adviser. Notices of any kind to be given to the Trust by the Adviser shall be in writing and shall be duly given if mailed or delivered to 17605 Wright Street, Suite 2, Omaha, Nebraska 68130, or to such other address or to such individual as shall be specified by the Trust.

8.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

9.

This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

(a)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(b)

The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

TWO ROADS SHARED TRUST,

On behalf of the Anfield Universal Fixed Income Fund

By: /s/ Andrew Rogers

 Name: Andrew Rogers

Title: President

ANFIELD CAPITAL MANAGEMENT, LLC

By: /s/ David Young

 Name: David Young

Title: Chief Executive Officer

Fund

Investment Advisory Agreement

EXHIBIT A

(as of February 21, 2014)

Two Roads Shared Trust

Investment Advisory Fee

Anfield Universal Fixed Income Fund

0.80%